Exhibit 10.2
RESPECT YOUR UNIVERSE, INC.
6533 Octave Avenue
Las Vegas, Nevada 89139

June 17, 2011

Steve Eklund
1123 Lakeshore Road
Lake Oswego OR 97034

Dear Steve:

It is my pleasure to extend the following offer of employment to you on behalf of Respect Your Universe, Inc. (“RYU”).

Title: Chief Financial Officer

Reporting Relationship: The position will report to (Name and Title):  Christopher Martens, CEO and the RYU Board of Directors

Job Description and Goals or Objectives: manage all day-to-day financial aspects of RYU.

Base Salary: Compensation for the period from June 18, 2011 through September 30, 2011, shall be the stock option as set forth in the “Stock Options” subsection (i) below, and thereafter, commencing October 1, 2011, will be paid $150,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law or the policies of RYU.

Non-Compete and Confidential Information Agreement: Our standard non-compete and confidential information agreement must be signed prior to start.

Benefits: The standard company health and dental insurance coverage are generally supplied per company policy. Eligibility for other benefits, will generally take place per company policy. Employee contribution to payment for benefit plans is determined annually.

Stock Options:

(i)
As sole compensation for the period from June 18, 2011 through September 30, 2011, a fully vested option to purchase 100,000 shares of RYU common stock to be approved and issued by RYU’s board of directors on July 1, 2011, with an exercise price equal to the closing price of RYUN on such date, issued pursuant to the RYU 2011 Incentive Award Plan.

(ii)
An option to purchase 100,000 shares of RYU common stock, vested over four years in yearly cliffs, to be approved and issued by RYU’s board of directors on October 1, 2011, with an exercise price equal to the closing price of RYUN on such date, issued pursuant to the RYU 2011 Incentive Award Plan.

Vacation and Personal Emergency Time Off: Vacation is accrued per company policy. Personal emergency days are generally accrued per company policy.

Expenses: Normal and reasonable expenses will be reimbursed on a monthly basis per company policy and upon completion of the appropriate expense request form.

Start Date: June 18, 2011

Your employment with RYU shall be at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

You acknowledge that this offer letter, represents the entire agreement between you and RYU and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon RYU.

If you are in agreement with the above outline, please sign below. This offer is in effect for five business days.

Signatures:

RESPECT YOUR UNIVERSE, INC.

/s/ Christopher Martens
Christopher Martens
Chief Executive Officer

June 30, 2011
Date

/s/ Steve Eklund
Steve Eklund

June 30, 2011
Date